EXHIBIT 10.35

AMENDMENT NO. 1 TO THE AMENDED AND RESTATED EMPLOYMENT

AGREEMENT

THIS AMENDMENT to the Amended and Restated Employment Agreement is made effective this 18th day of December, 2009, by and between Fiserv, Inc., a Wisconsin Corporation (the “Company”), and Stephen Olsen (the “Employee”).

WHEREAS, the Employee and the Company entered into an Amended and Restated Employment Agreement effective as of December 22, 2008 (the “Agreement”); and

WHEREAS, the parties desire to amend the Agreement to comply with the requirements of Section 162(m) of the Internal Revenue Code of 1986, as amended.

NOW, THEREFORE, for and in consideration of the premises and mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and subject to the terms and conditions hereinafter set forth, the parties hereto agree as follows:

1. Effective on the date hereof, Section 7(f)(ii)(A) of the Agreement is amended to read in its entirety as follows:

receive a lump sum in an amount equal to two times Employee’s then current annual base salary and, subject to the last paragraph of this Section 7, such payment shall be made within 30 days after the date on which the Company receives the general release in favor of the Company;

2. In all other respects, the Agreement shall remain in full force and effect.

3. This Amendment may be executed in counterparts, each of which shall be deemed an original and all of which shall together constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have executed this Amendment on the date and year first above written.

Fiserv, Inc.

By:	/s/ Jeffery W. Yabuki
Name: Jeffery W. Yabuki
Title: President and Chief Executive Officer

/s/ Stephen E. Olsen
Stephen E. Olsen